Pricing supplement To prospectus dated April 5, 2018, prospectus supplement dated April 5, 2018, product supplement no. 4-I dated April 5, 2018 and underlying supplement no. 1-I dated April 5, 2018	Registration Statement Nos. 333-222672 and 333-222672-01 Dated August 17, 2018 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$10,000,000 Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF due August 20, 2020

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, (1) with respect to the first Review Date, the closing price of one share of each of the Underlyings on that Review Date is at or above its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying is at or above its Call Level applicable to the final Review Date. If the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), investors will lose more than 40% of their principal amount at maturity and may lose all of their principal amount at maturity.
•	Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest and dividend payments, in exchange for the opportunity to receive a premium payment if the notes are automatically called.
•	The earliest date on which an automatic call may be initiated is August 23, 2019†.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	The notes are not linked to a basket composed of the Underlyings. The payment upon automatic call or at maturity is linked to the performance of each of the Underlyings individually, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Underlyings:	The common stock of Walmart Inc., par value $0.10 per share (Bloomberg Ticker: WMT), the common stock of The Goldman Sachs Group, Inc., par value $0.01 per share (Bloomberg Ticker: GS) (each a “Reference Stock,” and collectively, the “Reference Stocks”) and the VanEck Vectors® Russia ETF (the “Fund”) (Bloomberg Ticker: RSX) (each of the Reference Stocks and the Fund, an “Underlying,” and collectively, the “Underlyings”)
Automatic Call:	If (1) with respect to the first Review Date, the closing price of one share of each Underlying on that Review Date is greater than or equal to its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying is greater than or equal to its Call Level applicable to the final Review Date, the notes will be automatically called for a cash payment per note that will be payable on the applicable Call Settlement Date and that will vary depending on the applicable Review Date and call premium.
Call Level:	For each Underlying, (1) with respect to the first Review Date, 100% of the Initial Value of that Underlying or, (2) with respect to the final Review Date, 60% of the Initial Value of that Underlying
Payment if Called:

For every $1,000 principal amount note, you will receive one payment of $1,000 plus a call premium amount, calculated as follows:

• 11.00% × $1,000 if automatically called on the first Review Date

• 22.00% × $1,000 if automatically called on the final Review Date

Payment at Maturity:

If the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value.  Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Least Performing Underlying Return)

If the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.

Pricing Date:	August 17, 2018
Original Issue Date:	On or about August 22, 2018 (Settlement Date)
Review Dates†:	August 23, 2019 and August 17, 2020 (final Review Date)
Ending Averaging Dates†:	August 11, 2020, August 12, 2020, August 13, 2020, August 14, 2020 and the final Review Date
Call Settlement Dates†:	August 28, 2019 and the Maturity Date
Maturity Date†:	August 20, 2020
CUSIP:	48130UDT9
Other Key Terms:	See “Additional Key Terms” in this pricing supplement
†	Subject to postponement in the event of certain market disruption events as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$10	$990
Total	$10,000,000	$100,000	$9,900,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $10.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $965.40 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004519/dp87528_424b2-ps4i.pdf
•	Underlying supplement no. 1-I dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004514/crt_dp87766-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 5, 2018: http://www.sec.gov/Archives/edgar/data/19617/000095010318004508/dp87767_424b2-ps.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Underlying Return:	With respect to each Underlying, (Final Value – Initial Value) Initial Value
Initial Value:	With respect to each Underlying, the closing price of one share of that Underlying on the Pricing Date, which was $97.85 for the common stock of Walmart Inc., $233.38 for the common stock of The Goldman Sachs Group, Inc. and $19.84 for the VanEck Vectors® Russia ETF
Final Value:	With respect to each Underlying, the arithmetic average of the closing prices of one share of that Underlying on the Ending Averaging Dates
Least Performing Underlying:	The Underlying with the Least Performing Underlying Return
Least Performing Underlying Return:	The lowest of the Underlying Returns of the Underlyings

Stock Adjustment Factor:	With respect to each Reference Stock, the Stock Adjustment Factor is referenced in determining the closing price of one share of that Reference Stock and is set initially at 1.0 on the Pricing Date. The Stock Adjustment Factor of each Reference Stock is subject to adjustment upon the occurrence of certain corporate events affecting that Reference Stock. See “The Underlyings — Reference Stocks — Anti-Dilution Adjustments” and “The Underlyings — Reference Stocks — Reorganization Events” in the accompanying product supplement for further information.
Share Adjustment Factor:	The Share Adjustment Factor is referenced in determining the closing price of one share of the Fund and is set initially at 1.0 on the Pricing Date. The Share Adjustment Factor is subject to adjustment upon the occurrence of certain events affecting the Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

JPMorgan Structured Investments —	PS- 1
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Least Performing Underlying?

The following table and examples illustrate the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the applicable Review Date for a range of movements in the Underlyings as shown under the columns “Appreciation/Depreciation of Least Performing Underlying at Review Date” and “Least Performing Underlying Return.”  The table and examples below assume that the Least Performing Underlying is the common stock of Walmart Inc. and that the closing price of one share of each other Underlying on each Review Date is greater than its Call Level applicable to that Review Date.  We make no representation or warranty as to which of the Underlyings will be the Least Performing Underlying for purposes of calculating your return on the notes on any Review Date.  The following table assumes a hypothetical Initial Value of the Least Performing Underlying of $100, a hypothetical Call Level of the Least Performing Underlying with respect to the first Review Date of $100 (equal to 100% of its hypothetical Initial Value) and a Call Level of the Least Performing Underlying with respect to the final Review Date of $60 (equal to 60% of its hypothetical Initial Value).  The table and examples also reflect that the call premiums used to calculate the call premium amount applicable to the first and final Review Dates are 11.00% and 22.00%, respectively, regardless of any appreciation of the Least Performing Underlying, which may be significant.  There will be only one payment on the notes whether called or at maturity.  An entry of “N/A” indicates that the notes would not be called on the applicable Review Date and no payment would be made on the applicable Call Settlement Date.  Each hypothetical return or payment on the notes set forth below is for illustrative purposes only and may not be the actual total return or payment on the notes applicable to a purchaser of the notes.  For an automatic call to be triggered, the closing price of one share of each Underlying or the Final Value of each Underlying, as applicable, must be greater than or equal to its Call Level on the applicable Review Date.  The numbers appearing in the following table have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date			Final Review Date
Closing Price at Review Date	Appreciation/ Depreciation of Least Performing Underlying at Review Date	Total Return at First Call Settlement Date	Final Value (1)	Least Performing Underlying Return	Total Return at Maturity
$180.00	80.00%	11.00%	$180.00	80.00%	22.00%
$170.00	70.00%	11.00%	$170.00	70.00%	22.00%
$160.00	60.00%	11.00%	$160.00	60.00%	22.00%
$150.00	50.00%	11.00%	$150.00	50.00%	22.00%
$140.00	40.00%	11.00%	$140.00	40.00%	22.00%
$130.00	30.00%	11.00%	$130.00	30.00%	22.00%
$120.00	20.00%	11.00%	$120.00	20.00%	22.00%
$110.00	10.00%	11.00%	$110.00	10.00%	22.00%
$100.00	0.00%	11.00%	$100.00	0.00%	22.00%
$95.00	-5.00%	N/A	$95.00	-5.00%	22.00%
$90.00	-10.00%	N/A	$90.00	-10.00%	22.00%
$80.00	-20.00%	N/A	$80.00	-20.00%	22.00%
$70.00	-30.00%	N/A	$70.00	-30.00%	22.00%
$60.00	-40.00%	N/A	$60.00	-40.00%	22.00%
$59.99	-40.01%	N/A	$59.99	-40.01%	-40.01%
$50.00	-50.00%	N/A	$50.00	-50.00%	-50.00%
$40.00	-60.00%	N/A	$40.00	-60.00%	-60.00%
$30.00	-70.00%	N/A	$30.00	-70.00%	-70.00%
$20.00	-80.00%	N/A	$20.00	-80.00%	-80.00%
$10.00	-90.00%	N/A	$10.00	-90.00%	-90.00%
$0.00	-100.00%	N/A	$0.00	-100.00%	-100.00%
(1)	The Final Value of the Least Performing Underlying is equal to the arithmetic average of the closing prices of one share of the Least Performing Underlying on the Ending Averaging Dates.

Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity

The following examples illustrate how the payment upon an automatic call or at maturity in different hypothetical scenarios is calculated.

Example 1: The price of one share of the Least Performing Underlying increases from the Initial Value of $100 to a closing price of $120 on the first Review Date. Because the closing price of one share of the Least Performing Underlying on the first Review Date of $120 is greater than its Call Level of $100 applicable to the first Review Date, the notes are automatically called, and the investor receives a single payment of $1,110 per $1,000 principal amount note on the first Call Settlement Date.

Example 2: The price of one share of the Least Performing Underlying decreases from the Initial Value of

JPMorgan Structured Investments —	PS- 2
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

$100 to a closing price of $60 on the first Review Date and to a Final Value of $90. Because the closing price of one share of the Least Performing Underlying on the first Review Date of $60 is less than its Call Level of $100 applicable to that Review Date, the notes are not automatically called on the first Review Date. However, because the Final Value of the Least Performing Underlying of $90 is greater than its Call Level of $60 applicable to the final Review Date, even though the Final Value of the Least Performing Underlying is less than its Initial Value, the notes are automatically called on the final Review Date, and the investor receives a single payment at maturity of $1,220 per $1,000 principal amount note.

Example 3: The price of one share of the Least Performing Underlying decreases from the Initial Value of $100 to a closing price of $90 on the first Review Date and to a Final Value of $30. Because (a) the closing price of one share of the Least Performing Underlying on the first Review Date of $90 is less than its Call Level of $100 applicable to that Review Date, (b) the Final Value of the Least Performing Underlying of $30 is less than its Call Level of $60 applicable to the final Review Date and (c) the Least Performing Underlying Return is -70%, the notes are not automatically called and the investor receives a payment at maturity that is less than the principal amount for each $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS- 3
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — If, (1) with respect to the first Review Date, the closing price of one share of each Underlying on that Review Date is greater than or equal to the Call Level of 100% of its Initial Value applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying is greater than or equal to the Call Level of 60% of its Initial Value applicable to the final Review Date, your investment will yield a payment per $1,000 principal amount note of $1,000 plus: (i) 11.00% × $1,000 if automatically called on the first Review Date; or (ii) 22.00% × $1,000 if automatically called on the final Review Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	POTENTIAL FOR A RETURN BASED ON THE CALL PREMIUM AT MATURITY EVEN IF THE LEAST PERFORMING UNDERLYING RETURN IS NEGATIVE — The Call Level for each Underlying with respect to the final Review Date is set at 60% of its Initial Value. Accordingly, if the notes have not been previously called, with respect to the final Review Date, you will receive the applicable call premium even if the Final Value of the Least Performing Underlying is less than its Initial Value by up to 40%.
•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the notes is approximately two years, the notes will be automatically called before maturity if, (1) with respect to the first Review Date, the closing price of one share of each Underlying on that Review Date is at or above its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of each Underlying is at or above its Call Level applicable to the final Review Date, and you will be entitled to the applicable payment corresponding to the relevant Review Date as set forth on the cover of this pricing supplement.
•	LIMITED PROTECTION AGAINST LOSS — Because the Call Level for each Underlying with respect to the final Review Date is set at 60% of its Initial Value, if the notes have not been previously called, at maturity you will be entitled to the full repayment of your principal plus the applicable call premium even if the Final Value of the Least Performing Underlying is less than its Initial Value by up to 40%. However, if the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value, you will lose an amount equal to 1% of the principal amount of your notes. Under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	EXPOSURE TO EACH OF THE UNDERLYINGS — The return on the notes is linked to the Least Performing Underlying, which will be one of the common stock of Walmart Inc., the common stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF. See “The Underlyings.”
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive

JPMorgan Structured Investments —	PS- 4
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2019 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including an automatic call or redemption at maturity, of a note. However, under a 2015 IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the notes.

JPMorgan Structured Investments —	PS- 5
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in any of the Underlyings or any of the equity securities held by the Fund. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), you will lose 1% of the principal amount of your notes at maturity for every 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, those issuers or providing advisory services to those issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

•	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium applicable to the Review Dates, as set forth on the cover of this pricing supplement, regardless of any appreciation of one or more Underlyings, which may be significant. Because the closing price of one share of one or more of the Underlyings at various times during the term of the notes could be higher than on the Review Date, you may receive a lower payment upon automatic call or at maturity, as applicable, than you would have if you had invested directly in one or more of the Underlyings.
•	REINVESTMENT RISK — If your notes are automatically called early, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the maturity date. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

JPMorgan Structured Investments —	PS- 6
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF EACH UNDERLYING — Your return on the notes and your payment upon automatic call or at maturity, if any, is not linked to a basket consisting of the Underlyings. If the notes are not automatically called, your payment at maturity is contingent upon the performance of each individual Underlying such that you will be equally exposed to the risks related to each of the Underlyings. The performance of the Underlyings may not be correlated. Poor performance by any of the Underlyings over the term of the notes could result in the notes not being automatically called on any Review Date, may negatively affect your payment at maturity and will not be offset or mitigated by positive performance by the other Underlyings. Accordingly, your investment is subject to the risk of decline in the price of one share of each Underlying.
•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LEAST PERFORMING UNDERLYING — Because the payment at maturity will be determined based on the performance of the Least Performing Underlying, you will not benefit from the performance of the other Underlyings. Accordingly, if the notes are not automatically called (which means that the Final Value of the Least Performing Underlying is less than its Initial Value by more than 40%), you will lose more than 40% of your principal amount at maturity and may lose all of your principal amount at maturity. This will be true even if the Final Value of each of the other Underlyings is greater than or equal to its Initial Value.
•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

JPMorgan Structured Investments —	PS- 7
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of one share of each Underlying, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Underlyings;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	the dividend rates on the Underlyings and the equity securities held by the Fund;
•	the actual and expected positive or negative correlation among the Underlyings, or the actual or expected absence of any such correlation;
•	interest and yield rates in the market generally;
•	the occurrence of certain events relating to the Underlyings that may or may not require the adjustment to the Stock Adjustment Factor or the Share Adjustment Factor for the Fund, as applicable; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE UNDERLYINGS — As a holder of the notes, you will not have any ownership interest or rights in any of the Underlyings, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We have not independently verified any of the information about the Reference Stock issuers contained in this pricing supplement. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of a Reference Stock can fall sharply due to factors specific to that Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	THERE ARE RISKS ASSOCIATED WITH THE FUND — Although the shares of the Fund are listed for trading on a securities exchange and a number of similar products have been traded on securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market. The Fund is subject to management risk, which is the risk that the investment strategies of the Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market price of the shares of the Fund, and consequently, the value of the notes.
•	THE PERFORMANCE AND MARKET VALUE OF THE FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THE FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE — The Fund does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of the Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Fund and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Fund (such as mergers and spin-offs) may impact the variance between the performances of the Fund and its Underlying Index. Finally, because the shares of the Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund.

During periods of market volatility, securities underlying the Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Fund and the liquidity of the Fund may be adversely affected. This kind of market volatility may also disrupt the ability of

JPMorgan Structured Investments —	PS- 8
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

market participants to create and redeem shares of the Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Fund. As a result, under these circumstances, the market value of shares of the Fund may vary substantially from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE FUND — The equity securities held by the Fund have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	EMERGING MARKETS RISK WITH RESPECT TO THE FUND — The equity securities held by the Fund have been issued by non-U.S. companies located in emerging markets countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK WITH RESPECT TO THE FUND — Because the prices of the equity securities held by the Fund are converted into U.S. dollars for purposes of calculating the net asset value of the Fund, your notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities held by the Fund trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities held by the Fund denominated in those currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those currencies, the price of the Fund will be adversely affected and any payment on the notes may be reduced. Of particular importance to potential currency exchange risk are:
•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the countries issuing those currencies and the United States and between each country and its major trading partners;
•	political, civil or military unrest in the countries issuing those currencies and the United States; and
•	the extent of government surpluses or deficits in the countries issuing those currencies and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of countries issuing those currencies and the United States and other countries important to international trade and finance.

•	VOLATILITY RISK — Greater expected volatility with respect to an Underlying indicates a greater likelihood as of the Pricing Date that, (1) with respect to the first Review Date, the closing price of one share of that Underlying could be below its Call Level applicable to that Review Date or, (2) with respect to the final Review Date, the Final Value of that Underlying could be below its Call Level applicable to the final Review Date. An Underlying’s volatility, however, can change significantly over the term of the notes. The closing price of one share of an Underlying could fall sharply between the Pricing Date and the applicable Review Date, which could result in the notes not being automatically called and a significant loss of principal.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE ANTI-DILUTION PROTECTION FOR THE UNDERLYINGS IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor or Share Adjustment Factor, as applicable, for each Underlying for certain events affecting that Underlying. However, the calculation agent will not make an adjustment in response to all events that could affect each Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

JPMorgan Structured Investments —	PS- 9
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

The Underlyings

Public Information

All information contained in this pricing supplement on the Reference Stocks is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to SEC file number provided below, and can be accessed through www.sec.gov. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Walmart Inc. (“Walmart”)

According to its publicly available filings with the SEC, Walmart is engaged in the operations of retail, wholesale and other units, as well as ecommerce websites. The common stock of Walmart, par value $0.10 per share (Bloomberg ticker: WMT), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Walmart in the accompanying product supplement. Walmart’s SEC file number is 001-06991.

Historical Information Regarding the Common Stock of Walmart

The following graph sets forth the historical performance of of Walmart based on the weekly historical closing prices of one share of the common stock of Walmart from January 4, 2013 through August 17, 2018. The closing price of one share of the common stock of Walmart on August 17, 2018 was $97.85. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the common stock of Walmart has experienced significant fluctuations. The historical performance of the common stock of Walmart should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of Walmart on any Ending Averaging Date. There can be no assurance that the performance of the common stock of Walmart will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 10
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

The Goldman Sachs Group, Inc. (“Goldman Sachs”)

According to its publicly available filings with the SEC, Goldman Sachs is a global investment banking, securities and investment management firm that provides a range of financial services to a client base that includes corporations, financial institutions, governments and individuals. The common stock of Goldman Sachs, par value $0.01 per share (Bloomberg ticker: GS), is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of Goldman Sachs in the accompanying product supplement. Goldman Sachs’ SEC file number is 001-14965.

Historical Information Regarding the Common Stock of Goldman Sachs

The following graph sets forth the historical performance of Goldman Sachs based on the weekly historical closing prices of one share of the common stock of Goldman Sachs from January 4, 2013 through August 17, 2018. The closing price of one share of the common stock of Goldman Sachs on August 17, 2018 was $233.38. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the common stock of Goldman Sachs has experienced significant fluctuations. The historical performance of the common stock of Goldman Sachs should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of Goldman Sachs on any Ending Averaging Date. There can be no assurance that the performance of the common stock of Goldman Sachs will result in the return of any of your principal amount.

The VanEck Vectors® Russia ETF

The Fund is an exchange-traded fund of VanEck Vectors® ETF Trust, a registered investment company, that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® Russia Index, which we refer to as the Underlying Index with respect to the Fund.  The MVIS® Russia Index is designed to track the performance of the largest and most liquid companies in Russia, including companies incorporated outside of Russia whose revenue/related assets in Russia are at least 50% (25% for current components).  For additional information about the Fund, see Annex A in this pricing supplement.

Historical Information Regarding the VanEck Vectors® Russia ETF

The following graph sets forth the historical performance of the Fund based on the weekly historical closing prices of one share of the Fund from January 4, 2013 through August 17, 2018. The closing price of one share of the Fund on August 17, 2018 was $19.84. We obtained the closing prices above and below from Bloomberg, without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Fund, such as stock splits.

The historical prices of one share of the Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Fund on any Ending Averaging Date. There can be no assurance that the performance of the Fund will result in the return of any of your principal amount.

JPMorgan Structured Investments —	PS- 11
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

JPMorgan Structured Investments —	PS- 12
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the Original Issue Date set forth on the front cover of this pricing supplement, which will be the third business day following the Pricing Date of the notes (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes upon an Automatic Call or at Maturity, Assuming a Range of Performances for the Least Performing Underlying?” and “Hypothetical Examples of Amount Payable upon an Automatic Call or at Maturity” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Exposure to Each of the Underlyings” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS- 13
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 8, 2018, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on March 8, 2018.

JPMorgan Structured Investments —	PS- 14
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

Annex A

The VanEck Vectors® Russia ETF

All information contained in this underlying supplement regarding the VanEck Vectors® Russia ETF (the “Russia Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, VanEck Vectors ETF Trust (the “VanEck Trust”) and Van Eck Associates Corporation (“Van Eck”). Van Eck is currently the investment adviser to the Russia Fund. The Russia Fund is an exchange-traded fund that trades on NYSE Arca, Inc. under the ticker symbol “RSX.”

The Russia Fund seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® Russia Index (the “Russia Index”). For more information about the Russia Index, please see “The MVIS® Russia Index” below.

The Russia Fund uses a “passive” or indexing investment approach to attempt to approximate the investment performance of the Russia Index by investing in a portfolio of securities that generally replicates the Russia Index.

The Russia Fund’s return may not match the return of the Russia Index for a number of reasons. For example, the Russia Fund incurs a number of operating expenses, including taxes, not applicable to the Russia Index and incurs costs associated with buying and selling securities, especially when rebalancing the Russia Fund’s securities holdings to reflect changes in the composition of the Russia Index, which are not factored into the return of the Russia Index. Transaction costs, including brokerage costs, will decrease the Russia Fund’s net asset value to the extent not offset by the transaction fee payable by an authorized participant. Market disruptions and regulatory restrictions could have an adverse effect on the Russia Fund’s ability to adjust its exposure to the required levels in order to track the Russia Index. Errors in the Russia Index data, the Russia Index computations and/or the construction of the Russia Index in accordance with its methodology may occur from time to time and may not be identified and corrected by the Russia Index provider for a period of time or at all, which may have an adverse impact on the Russia Fund. In addition, the Russia Fund may not invest in certain securities included in the Russia Index, or invest in them in the exact proportions in which they are represented in the Russia Index. The Russia Fund’s performance may also deviate from the return of the Russia Index due to legal restrictions or limitations imposed by the government of Russia, certain NYSE Arca, Inc. listing standards, a lack of liquidity on stock exchanges in which such securities trade, potential adverse tax consequences or other regulatory reasons (such as diversification requirements). The Russia Fund may value certain of its investments and/or underlying currencies based on fair value prices. To the extent the Russia Fund calculates its net asset value based on fair value prices and the value of the Russia Index is based on securities’ closing prices on local foreign markets (i.e., the value of the Russia Index is not based on fair value prices), the Russia Fund’s ability to track the Russia Index may be adversely affected. In the event economic sanctions are imposed by the United States against certain Russian companies, the Russia Fund may not be able to fully replicate the Russia Index by investing in the relevant securities, which may lead to increased tracking error. In addition, any issues the Russia Fund encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase the index tracking error. The Russia Fund may also need to rely on borrowings to meet redemptions, which may lead to increased expenses. For tax efficiency purposes, the Russia Fund may sell certain securities, and such sale may cause the Russia Fund to realize a loss and deviate from the performance of the Russia Index. In light of the factors discussed above, the Russia Fund’s return may deviate significantly from the return of the Russia Index. Changes to the composition of the Russia Index in connection with a rebalancing or reconstitution of the Russia Index may cause the Russia Fund to experience increased volatility, during which time the Russia Fund’s risk of index tracking error may be heightened.

The VanEck Trust is a registered investment company that consists of numerous separate investment portfolios, including the Russia Fund. Information provided to or filed with the SEC by the VanEck Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the VanEck Trust, Van Eck and the Russia Fund, please see the Russia Fund’s prospectus. In addition, information about the VanEck Trust and the Russia Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Van Eck website at www.vaneck.com. Information contained in the Van Eck website and in the Russia Fund’s prospectus is not incorporated by reference in, and should not be considered a part of, this underlying supplement.

The MVIS® Russia Index

All information contained in this pricing supplement regarding the Russia Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, MV Index Solutions GmbH (“MVIS”). The Russia Index was developed by MVIS and is maintained and published by MVIS. The Russia Index is calculated by Solactive AG. MVIS has no obligation to continue to publish, and may discontinue the publication of, the Russia Index.

The Russia Index is reported by Bloomberg L.P. under the ticker symbol “MVRSX.”

JPMorgan Structured Investments —	PS- 15
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

The Russia Index is designed to track the performance of the largest and most liquid companies in Russia, including companies incorporated outside of Russia whose revenue/related assets in Russia are at least 50% (25% for current components). The Russia Index was launched on July 14, 2010 with a base index value of 1,000 as of September 28, 2007.

Index Composition and Maintenance

The Index Universe

The index universe includes only common stocks and stocks with similar characteristics from financial markets that are freely investable for foreign investors and that provide real-time and historical component and currency pricing. Limited partnerships are excluded. Companies from financial markets that are not freely investable for foreign investors or that do not provide real-time and historical component and currency pricing may still be eligible if they have a listing on an eligible exchange and if they meet all the size and liquidity requirements on that exchange.

Only stocks that have a full market capitalization exceeding US$50 million are eligible for the index universe.

Investable Index Universe

Only companies with a free-float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion.

In addition to the above, stocks that are currently not in the Russia Index must meet the following size and liquidity requirements:

•	a full market capitalization exceeding US$150 million;
•	a three-month average-daily-trading volume of at least US$1 million at the current review and also at the previous two reviews; and
•	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the Russia Index the following applies:

•	a full market capitalization exceeding US$75 million; and
•	a three-month average-daily-trading volume of at least US$0.2 million in at least two of the latest three quarters (current review and also at previous two reviews).
•	In addition, a three-month average-daily-trading volume of at least US$0.6 million at current review or at one of the previous two reviews; or
•	at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.
•	In case the number of investable stocks drops below the minimum component number for the Russia Index, additional companies are flagged eligible by MVIS’s decision until the number of eligible stocks equals the minimum component count.

Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free-float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.

In case the free-float market capitalization of a non-component share line:

•	exceeds the free-float market capitalization of a share line of the same company which is an index component by at least 25%; and
•	fulfills all size and liquidity eligibility criteria for non-components,

the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

Index Constituent Selection

The Russia Index is reviewed on a quarterly basis in March, June, September and December.

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Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

The Russia Index includes both local and non-local companies:

•	Local companies are incorporated in Russia.
•	Non-local companies are companies incorporated outside of Russia whose revenues/related assets in Russia are at least 50% (25% for current components).

The target coverage of the Russia Index is 90% of the free-float market capitalization of the investable universe with at least 25 companies. Russia Index constituents are selected using the following procedure:

(1)	All stocks in the investable universe are sorted in terms of free-float market capitalization in descending order.
(2)	Stocks covering the top 85% of the free-float market capitalization of the investable universe qualify for selection.
(3)	Existing components between the 85th and 98th percentiles also qualify for inclusion.
(4)	If the coverage is still below 90% or the number of components in the Russia Index is still below 25, the largest remaining stocks will be selected until coverage of at least 90% is reached and the number of stocks equals 25.
(5)	In case the number of eligible companies is below 25, additional companies are added by the MVIS’s decision until the number of stocks equals 25.

Review Schedule

The reviews for the Russia Index are based on the closing data on the last business day in February, May, August and November. If a company does not trade on the last business day in February, May, August or November, the last available price for this company will be used.

The underlying index data (e.g., new number of shares, new free-float factors and new weighting cap factors) is announced on the second Friday in March, June, September or December. The weighting cap factors are based on closing data of the Wednesday prior to the second Friday in March, June, September or December. Changes to the Russia Index are implemented and based on the closing prices of the third Friday in March, June, September or December. If the third Friday is not a business day, then the review will take place on the last business day before the third Friday. If a constituent of the Russia Index does not trade on the third Friday in March, June, September or December, then the last available price for that index constituent will be used. Changes become effective on the next business day.

For purposes of this annex, “business day” means any day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in Frankfurt.

Ongoing Maintenance

In addition to the periodic reviews, the Russia Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the Russia Index components.

Replacements. For all corporate events that result in a stock deletion from the Russia Index, the deleted stock will be replaced with the highest ranked non-component on the most recent replacement list immediately only if the number of components in the Russia Index would drop below 20. The replacement stock will be added at the same weight as the deleted stock. Only in case the number of components drops below its minimum due to a merger of two or more index components, the replacement stock will be added with its uncapped free-float market capitalization weight. In all other cases (i.e., there is no replacement), the additional weight resulting from the deletion will be redistributed proportionally across all other index constituents.

Changes to Free-Float Factor and Number of Shares. Changes to the number of shares or the free-float factors due to corporate actions like stock dividends, splits, rights issues, etc. are implemented immediately and will be effective the next trading day (i.e., the ex-date). Simple share/float changes are implemented after a 3-day notice period.

Initial Public Offerings (IPOs) and Spin-Offs. An IPO stock is eligible for fast-track addition to the index universe for the Russia Index once, either at the next quarterly review if it has been trading since at least the last trading day of the month prior to the review snapshot dates (i.e., the last trading day in February, May, August or November) or else at the then-following quarterly review. In order to be added to the Russia Index the IPO stock has to meet the size and liquidity requirements:

•	the IPO must have a full market capitalization exceeding US$150 million;
•	the IPO must have a free-float factor of at least 10%;
•	the IPO must have an average-daily-trading volume of at least US$1 million; and

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Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

•	the IPO must have traded at least 250,000 shares per month (or per 22 days).

This rule is applicable for newly spun-off companies as well.

Changes due to Mergers & Takeovers. A merger or takeover is deemed successful if it has been declared wholly unconditional and has received approval of all regulatory agencies with jurisdiction over the transaction. The result of a merger or takeover is typically one surviving stock and one or more non-surviving stocks that may not necessarily be de-listed from the respective trading system(s).

•	If an Russia Index component merges with or takes over another Russia Index component: The surviving stock remains in the Russia Index and the other stock is deleted immediately from the Russia Index. Its shares and float are adjusted according to the terms of the merger/takeover. The index market capitalization of the merged company corresponds to the market capitalization of the two separate companies.
•	If an Russia Index component merges with or takes over a non-Russia Index component: If the surviving stock meets the Russia Index requirements, then it remains in the Russia Index and its shares (if the share change is greater than 10%) and float are adjusted according to the terms of the merger/takeover. If the surviving stock does not meet the Russia Index requirements, then it is deleted immediately from the Russia Index.
•	If a non-Russia Index component merges with or takes over an Russia Index component: If the surviving stock meets the Russia Index requirements, then it will be added to the Russia Index (shares (if the share change is greater than 10%) and float adjusted according to the terms of the merger/takeover) and will replace the current Russia Index component. If the surviving stock does not meet the Russia Index requirements, then it will not be added to the Russia Index and the current Russia Index component is deleted immediately from the Russia Index.

Changes due to Spin-Offs. Each spin-off stock is immediately added to the Russia Index for at least two trading days. If a spin-off company does not qualify for the Russia Index, it will be deleted based on its closing price. Shares and floats of the surviving companies are adjusted according to the terms of the spin-off.

Additions due to Replacements. In case the number of Russia Index components drops below the minimum component number and no non-component stock is eligible as a replacement, the determination of the addition is subject to MVIS’s decision.

Index Calculation

The value of the Russia Index is calculated using the Laspeyres’ formula, rounded to two decimal places, with stock prices converted to U.S. dollars:

where (for all stocks (i) in the Russia Index):

pi = stock price (rounded to four decimal places);

qi = number of shares;

ffi = free-float factor (rounded to two decimal places);

fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);

cfi = company-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);

M = free-float market capitalization of the Russia Index; and

D = divisor (rounded to six decimal places).

Free-Float

The Russia Index is free-float adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free-float factors are reviewed quarterly.

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Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

Company-Weighting Cap Factors

Companies in the Russia Index are weighted according to their free-float market capitalization, as modified by the company-weighting cap factors. The Russia Index uses the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the Russia Index:

(1)	All companies are ranked by their free-float market capitalization. The maximum weight for any single stock is 8%. If a stock exceeds the maximum weight, then the weight will be reduced to the maximum weight and the excess weight will be redistributed proportionally across all other index constituents. This process is repeated until no stocks have weights exceeding the maximum weight.
(2)	The 8%-cap weighting scheme will be applied to the largest stocks and the excess weight after each step will be redistributed across all other (uncapped) stocks in the Russia Index on a proportional basis:
•	If the largest two stocks exceed 8%, both will be capped at 8%.
•	If the 3rd largest stock exceeds 7%, it will be capped at 7%.
•	If the 4th largest stock exceeds 6.5%, it will be capped at 6.5%.
•	If the 5th largest stock exceeds 6%, it will be capped at 6%.
•	If the 6th largest stock exceeds 5.5%, it will be capped at 5.5%.
•	If the 7th largest stock exceeds 5%, it will be capped at 5%.
•	If any other stock exceeds 4.5%, it will be capped at 4.5%.
(3)	The maximum weight of any single non-local stock is 4.5%.

Divisor Adjustments

Index maintenance (reflecting changes in, e.g., shares outstanding, capital actions, addition or deletion of stocks to the Russia Index) should not change the level of the Russia Index. This is accomplished with an adjustment to the divisor. Any change to the stocks in the Russia Index that alters the total market value of the Russia Index while holding stock prices constant will require a divisor adjustment.

where ΔMC is the difference between closing market capitalization and adjusted closing market capitalization of the Russia Index.

Data Correction

Incorrect or missing input data will be corrected immediately.

Corporate Action Related Adjustments

Corporate actions range widely from routine share issuances or buy backs to unusual events like spin-offs or mergers. These are listed on the table below with notes about the necessary changes and whether the divisor will be adjusted. Implementation takes place on the ex-date.

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Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

Special cash dividend pi, adjusted = pi – (Dividend x (1 – Withholding Tax)) Split Shareholders receive “B” new shares for every “A” share held.	Divisor change: Yes Divisor change: No
Rights offering Shareholders receive “B” new shares for every “A” share held. If the subscription-price is either not available or not smaller than the closing price, then no adjustment will be done.	Divisor change: Yes
Stock dividend Shareholders receive “B” new shares for every “A” share held.	Divisor change: No
Stock dividend from treasury Stock dividends from treasury are adjusted as ordinary cash dividends. Shareholders receive ‘B’ new shares for every ‘A’ share held.	Divisor change: Yes
Stock dividend of a different company security Shareholders receive “B” shares of a different company for every “A” share held.	Divisor change: Yes
Spin-offs Shareholders receive “B” new shares for every “A” share held.	Divisor change: Yes
Addition/deletion of a company Net change in market value determines the divisor adjustment.	Divisor change: Yes

JPMorgan Structured Investments —	PS- 20
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF

Changes in shares outstanding/free-float

Any secondary issuance, share repurchase, buy back, tender offer, Dutch auction, exchange offer, bought deal equity offering or prospectus offering will be updated at the quarterly review if the change is smaller than 10%. Changes larger than 10% will be pre-announced (3 trading days’ notice) and implemented on a best efforts basis. If necessary and information is available, resulting float changes are taken into consideration. Share changes will not be implemented in the week between review announcement and implementation.

Divisor change: Yes
Changes due to a merger/takeover/spin-off Net change in free-float market value determines the divisor adjustment. In case of no change, the divisor change is 0.	Divisor change: Yes

With corporate actions where cash dividends or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-dividend day (the first day when a new shareholder is eligible to receive the distribution). The effect of the divisor adjustment is to prevent this price drop from causing a corresponding drop in the Russia Index.

Corporate actions are announced at least four days prior to implementation.

JPMorgan Structured Investments —	PS- 21
Review Notes Linked to the Least Performing of the Common Stock of Walmart Inc., the Common Stock of The Goldman Sachs Group, Inc. and the VanEck Vectors® Russia ETF